EXHIBIT 99.21
AMENDMENT NO. 2
TO
SHIP MANAGEMENT AGREEMENT
January 5, 2006
Reference is hereby made to the Ship Management Agreement, dated October 20, 2004 (the “Ship Management Agreement”), between Concord Ltd., a company incorporated in the Islands of Bermuda (the “Owners”) and Northern Marine Management Ltd., a company incorporated in Scotland (the “Managers”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Ship Management Agreement. The Owners and the Managers together jointly the “Parties” and each respectively a “Party”.
Now it is agreed by the Parties as follows:
1. Clause 21 (Management Fee)
The schedule set forth in Clause 21 (as amended by Amendment No. 1 dated 11 April 2005) shall be deleted and replaced by the following:

Period	Management Fee
1 (Effective date stated in Box 4 – November 10, 2005)	$5,300
2 (November 11, 2005 – November 10, 2006)	$5,565
3 (November 11, 2006 – November 10, 2007)	$5,843
4 (November 11, 2007 – November 10, 2008)	$6,135
Option 1 (November 11, 2008 – November 10, 2009)	$6,442
Option 2 (November 11, 2009 – November 10, 2010)	$6,764
Option 3 (November 11, 2010 – November 10, 2011)	$7,103
2. Clause 31 (Condition of Vessel on Delivery and Re-Delivery)
The Parties agree to insert the word “mid-period” between “one” and “drydocking” in the last line in the second paragraph.
The Parties further agree and acknowledge that the following wording shall be inserted in Clause 31 of the Ship Management Agreement.
“All mid-period and special survey drydockings during the term hereof shall be at the Managers’ sole cost and expense. Accordingly, it is understood that the Management Fee includes a provision for such drydocking costs. In addition, the Managers agree that, upon redelivery of the Vessel to the Owners, the Managers shall pay to the Owners a Drydocking Provision for each day from the completion of the last special survey drydocking during the term of this Agreement (or if no special survey occurs during the term of this Agreement, from the date of commencement of this Agreement) to the date of redelivery at the following daily rates:

Period	Drydocking Provision
1	Effective date stated in Box 4 – November 10, 2005)	$233
2	(November 11, 2005 – November 10, 2006)	$245
3	(November 11, 2006 – November 10, 2007)	$257
4	(November 11, 2007 – November 10, 2008)	$270
Option 1	(November 11, 2008 – November 10, 2009)	$284
Option 2	(November 11, 2009 – November 10, 2010)	$298
Option 3	(November 11, 2010 – November 10, 2011)	$313	”
This Amendment is supplemental to and shall constitute an integral part of the Ship Management Agreement.
Subject to the foregoing, the terms and conditions of the Ship Management Agreement shall remain unaltered and in full force and effect.
IN WITNESS WHEREOF, the Parties hereto have executed this Addendum in two (2) originals, of which the Parties have taken one each, on and as of the day below written.

CONCORD LTD.	NORTHERN MARINE
MANAGEMENT LTD.

/s/ CHRISTOPHER G. GARROD	/s/ KENNETH MACLEOD